Exhibit 99.1

Natus Files 2013 First Quarter Form 10-Q

- Cures Lack of Compliance Notice from Nasdaq

SAN CARLOS, Calif.--(BUSINESS WIRE)--May 22, 2013--Natus Medical Incorporated (Nasdaq:BABY) today announced that it has filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2013 (“Quarterly Report”) with the Securities and Exchange Commission.

The Company also announced that it received a notice from the Nasdaq Stock Market on May 16, 2013 stating that the Company was not in compliance with the continued listing requirements under Nasdaq Rule 5250(c)(1), because it had not filed it Quarterly Report. With the filing of its Quarterly Report on May 21, Natus is again compliant with Nasdaq listing requirements.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn's environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

CONTACT:
Natus Medical Incorporated
Jonathan Kennedy, 650-802-0400
Senior Vice President and Chief Financial Officer
InvestorRelations@Natus.com